Audiovox Corporation Reports 2005 Fiscal First Quarter Results

Hauppauge, NY...April 12, 2005...Audiovox Corporation (NASDAQ: VOXX) today announced results for its fiscal first quarter ended February 28, 2005.

Audiovox Corporation (the "Company") reported 2005 fiscal first quarter net sales from continuing operations of $116.0 million, a decrease of 14% compared to net sales of $135.4 million reported in the fiscal first quarter of 2004. Net loss from continuing operations for the fiscal 2005 first quarter was $0.6 million or a loss of $0.02 per share compared to net income of $0.7 million and earnings per share of $0.03 in the comparable prior year period. Including discontinued operations, the Company reported a net loss of $1.2 million or a loss of $0.05 per basic and diluted share compared to net income of $1.9 million or earnings per share of $0.09 basic and $0.08 diluted reported in the fiscal first quarter of 2004.

Commenting on today's announcement, John J. Shalam, Chairman, President and Chief Executive Officer of Audiovox stated, "Despite the first quarter performance, we remain on target with our sales guidance for the full fiscal year of 3 - 8 percent growth, excluding any acquisitions that may arise."

Shalam continued, "Several reductions in overhead have already been instituted and we expect to take further steps in the quarters ahead. And while our margins and profits were lower than anticipated this quarter, they should rise during the second half as excess products move out of inventory and newer products in both the Mobile and Consumer categories are introduced. The market remains competitive and of course, there are risks, but we anticipate generating operating margins of 5% by the fourth quarter, consistent with past remarks."

Shalam concluded, "We have no domestic bank debt and approximately $160 million in cash and short-term investments made in November of last year. It is our goal to put the capital raised from our prior year sale of our Cellular Business to use in growing our Company both internally and through acquisition."

Net Sales
Mobile Electronics, which represented 64.4% of net sales, came in at $74.7 million, down 16.2% compared to $89.1 million reported in the comparable prior year period. This decline was related primarily to the continual price erosion and competition within the mobile video category.

Consumer Electronics, which represents 35.6% of net sales, had sales of $41.3 million, a decline of 10.7% compared to net sales of $46.3 million reported in the fiscal first quarter of 2004. This decline was due primarily to a shift in large load-in orders that moved from first quarter 2004 to second quarter in 2005.

                              EXHIBIT 99.1

Audiovox Reports 2005 Fiscal First Quarter Results
Page 2 of 6

Gross Margins
Gross margins for the first quarter of 2005 were 13.9% compared to 15.6% for the quarter ended February 29, 2004, which continue to reflect price erosion in the mobile video and DVD categories. Gross margins are expected to improve in the second half.

Income (Loss) from Discontinued Operations
On February 25, 2005, the Company entered into a plan to discontinue ownership of its majority owned subsidiary, Audiovox Malaysia ("AVM") and sell its ownership to the current minority interest shareholder. Included in loss from discontinued operations for the three months ended February 28, 2005 is a write-down charge of $0.4 million for AVM assets as a result of the intended sale of AVM. The decline of income from discontinued operations for the quarter ended February 28, 2005 is due to increased losses of AVM as well as residual expenses from the prior year sale of the Cellular Business on November 1, 2004.

Net Income (Loss)
As a result of decreased sales and gross margins partially offset by increased other income, net loss for the three months ended February 28, 2005 was $1.2 million, compared to net income of $1.9 million reported in the first fiscal quarter of 2004. Earnings (loss) per share for the fiscal 2005 first quarter was $0.05 (basic and diluted) as compared to $0.09 (basic) and $0.08 (diluted) for the comparable prior year period.

Liquidity and Capital Resources
As of February 28, 2005, the Company had working capital of $351.3 million, which includes cash and short-term investments of $158.2 million compared with working capital of $362.0 million at November 30, 2004, which includes cash and cash equivalents and short-term investments of $167.7 million. The Company plans to utilize its current cash position as well as collections from accounts receivable to fund the current operations of the business. However, the Company may utilize all or a portion of the current capital resources to pursue other business opportunities, including acquisitions.

Operating activities provided cash of $3.7 million for the three months ended February 28, 2005 compared to cash used of $0.2 million in the first fiscal quarter of 2004. The increase in cash provided by operating activities as compared to the prior year period is primarily due to the collection of accounts receivable, including assets of discontinued operations and decreased inventory, partially offset by a decrease in accounts payable and income taxes. Loss from continuing operations used $0.6 million for operating activities for the three months ended February 28, 2005 compared to income provided of $0.7 million in the comparable period in 2004.

Accounts receivable and inventory were $94.1million and $136.1 million at February 28, 2005 compared to $118.4 million and $139.3 million at November 30, 2004, respectively.



                              EXHIBIT 99.1

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Audiovox Reports 2005 Fiscal First Quarter Results
Page 3 of 6

Fiscal 2005 Guidance

The Company confirms previous guidance for growth of 3-8% in fiscal 2005, with improving margins during the second half. The Company expects to report sales of $140 million to $150 million in the second quarter of 2005.

Conference Call
Audiovox Corporation will be hosting a results conference call later this morning at 10:00 a.m. EDT. Interested parties may participate in a listen-only mode via a real-time web cast by visiting the Company's web site at http://www.audiovox.com.

About Audiovox
Audiovox Corporation is a leading international supplier and value added service provider in the consumer electronics industry. The Company conducts its business through subsidiaries and markets, mobile and consumer electronics products both domestically and internationally under several of its own brands. It also functions as an OEM (Original Equipment Manufacturer) supplier to a wide variety of customers, through several distinct distribution channels. For additional information, please visit Audiovox on the Web at http://www.audiovox.com.

Company Contacts
Glenn Wiener
GW Communications for Audiovox
Tel: 212-786-6011
Email: gwiener@GWCco.com



                              EXHIBIT 99.1

                      AUDIOVOX CORPORATION AND SUBSIDIARIES
                           Consolidated Balance Sheets
                        (In thousands, except share data)

                                                      November 30,  February 28,
                                                          2004          2005
                                                                     (unaudited)
                                                      -----------    -----------

Assets

          Current assets:
               Cash and cash equivalents                   $ 43,409   $ 18,624
               Restricted cash                                8,264      8,296
               Short-term investments                       124,237    139,609
               Accounts receivable, net                     118,388     94,125
               Inventory                                    139,307    136,065
               Receivables from vendors                       7,028      5,274
               Prepaid expenses and other current assets     14,057     15,074
               Deferred income taxes                          6,873      6,286
               Current assets of discontinued operations     20,582      3,012
                                                             ------      -----


                    Total current assets                    482,145    426,365

          Investment securities                               5,988      6,721
          Equity investments                                 12,878     11,024
          Property, plant and equipment, net                 19,707     20,665
          Excess cost over fair value of assets acquired      7,019     17,818
          Intangible assets                                   8,043      8,440
          Other assets                                          413        361
          Deferred income taxes                               6,220      5,120
          Non-current assets of discontinued operations         925        825
                                                                ---        ---

                    Total assets                           $543,338   $497,339
                                                           ========   ========







                              EXHIBIT 99.1

                      AUDIOVOX CORPORATION AND SUBSIDIARIES
                           Consolidated Balance Sheets
                        (In thousands, except share data)

                                                      November 30,  February 28,
                                                            2004         2005
                                                                    (unaudited)
                                                      -----------   -----------

   Current liabilities:
        Accounts payable                                 $ 26,004   $ 20,263
        Accrued expenses and other current liabilities     32,814     25,885
        Accrued sales incentives                            7,584      5,450
        Income taxes payable                               42,790     12,349
        Bank obligations                                    5,485      5,900
        Current portion of long-term debt                   2,497      2,411
        Current liabilities of discontinued operations      2,953      2,760
                                                            -----      -----

             Total current liabilities                    120,127     75,018

   Long-term debt                                           7,709      7,337
   Capital lease obligation                                 6,001      6,091
   Deferred compensation                                    4,888      5,821
                                                            -----      -----

             Total liabilities                            138,725     94,267
                                                          -------     ------

   Minority interest                                          426        375
                                                              ---        ---


   Commitments and contingencies

   Total stockholders' equity                             404,187    402,697
                                                          -------    -------


   Total liabilities and stockholders' equity            $543,338   $497,339
                                                         ========   ========







                              EXHIBIT 99.1

                      AUDIOVOX CORPORATION AND SUBSIDIARIES
                      Consolidated Statements of Operations

           For the Three Months Ended February 29, 2004 and February 28, 2005
                 (In thousands, except share and per share data)
                                   (unaudited)

                                                                            February 29,     February 28,
                                                                                 2004              2005

          Net sales                                                        $    135,356    $    115,980
          Cost of sales                                                         114,228          99,909
          Gross profit                                                           21,128          16,071

          Operating expenses:
          Selling                                                                 7,141           7,991
          General and administrative                                             12,487          12,414
          Warehousing and technical support                                         969           1,467
          Total operating expenses                                               20,597          21,872

          Operating income (loss)                                                   531          (5,801)

          Other income (expense):
          Interest and bank charges                                                (963)           (633)
          Equity in income of equity investees                                    1,071             353
          Other, net                                                                624           4,605
          Total other income, net                                                   732           4,325

          Income (loss) from continuing operations before income taxes            1,263          (1,476)
          Income taxes (benefit)                                                    602            (924)
          Minority interest                                                          35               -
          Net income (loss) from continuing operations                              696            (552)
          Net income (loss) from discontinued operations, net of tax              1,174            (653)

          Net income (loss)                                                $      1,870    $     (1,205)

          Net income (loss) per common share (basic):
                   From continuing operations                              $       0.03    $      (0.02)
                   From discontinued operations                                    0.06           (0.03)
          Net income (loss) per common share (basic)                       $       0.09    $      (0.05)

          Net income (loss) per common share (diluted):
                   From continuing operations                              $       0.03    $      (0.02)
                   From discontinued operations                                    0.05           (0.03)
          Net income (loss) per common share (diluted)                     $       0.08    $      (0.05)

          Weighted average number of common shares outstanding (basic)       21,922,100       22,051,443
          Weighted average number of common shares outstanding (diluted)     22,254,488       22,051,443





                              EXHIBIT 99.1